INVESTMENT ADVISORY AGREEMENT

            AGREEMENT made as of the 18th day of November, 2004 between TIMESSQUARE CAPITAL MANAGEMENT, LLC, a limited liability company organized under the laws of the State of Delaware and having its principal place of business in New York, New York (the "Adviser"), CIGNA FUNDS GROUP (f/k/a CIGNA ANNUITY FUNDS GROUP), a Massachusetts business trust having its principal place of business in Springfield, Massachusetts (the "Trust") and, for purposes of the last paragraph of Section 3 only, CIGNA Corporation.

            WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, the Adviser is engaged in the business of rendering investment management services and is so registered under the Investment Advisers Act of 1940, as amended;

            WHEREAS, the Trust operates as a "series company" as contemplated by Rule 18f-2 under the 1940 Act and is authorized to issue shares of beneficial interest ("Shares") in separate series with each such series representing interest in a separate portfolio of securities and other assets; and

            WHEREAS, the Trust offers Shares in a series of the Trust known as the Small Cap Growth/TimesSquare Fund (such series, the "Series") and desires to retain the Adviser to render investment advisory services to the Series;

            NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

            1. The Trust hereby appoints the Adviser to act as manager and investment adviser to the Series for the period and on the terms herein set forth, subject to the control of the Board of Trustees of the Trust. The Adviser hereby accepts such appointment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation herein provided.

            2. (a) The Adviser will furnish continuously an investment program for the Series, will determine, subject to the control and periodic review of the Board of Trustees of the Trust, what investments shall be purchased, held, sold or exchanged by the Series and what portion, if any, of the assets of the Series shall be held in cash, cash equivalents or other temporary investments and shall, on behalf of the Series, make changes in the Series' investments.

                  (b) The Adviser shall place orders for the purchase and sale of portfolio securities for the account of the Series with brokers or dealers selected by the Adviser. In executing portfolio transactions for each Series and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Series the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the

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specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may be amended from time to time (the "1934 Act")) provided to the Series and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a Series portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer--viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

            3. The Adviser agrees to hold the Trust harmless with respect to any and all damages the Trust may sustain resulting from any dishonest act of any employee or agent of the Adviser. This Paragraph 3 is in addition to, and not by way of limitation of, any other rights of indemnification which the Trust may have hereunder or otherwise.

            The Adviser and its officers, directors, employees, agents, representatives or persons controlling or controlled by it (collectively, "Adviser Affiliates") shall not be liable to the Trust or any shareholder of the Trust for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Series, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and Adviser agrees to indemnify and hold the Trust and the Series harmless against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) (collectively, "Losses") incurred by the Trust or Series directly resulting from the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its obligations hereunder or a material breach of this Agreement.

            Simultaneously with the execution and delivery of this Investment Advisory Agreement, the Trust, on behalf of the Fund, is entering into an Administrative Services Agreement with TimesSquare Capital Management, Inc. ("Administrator"). In consideration of the Adviser's agreement to enter into this Agreement, CIGNA Corporation, the parent company of the Administrator, agrees to indemnify and hold the Adviser and the Adviser Affiliates harmless against any and all Losses incurred by any of them directly resulting from the Administrator's willful misfeasance, bad faith, gross negligence, reckless disregard of its obligations under the Administrative Services Agreement, or a material breach of the Administrative Services Agreement. Without the written consent of the Adviser, CIGNA Corporation will not permit the Administrator to agree to amend the Administrative Services Agreement to reduce in any material respect the obligations of the Administrator thereunder.


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            4. The services of the Adviser to the Trust hereunder are not to be deemed exclusive and the Adviser shall be free to render similar service to others so long as its services hereunder are not impaired or interfered with thereby.

            5. The Trust shall pay the Adviser as full compensation for all services rendered and all facilities furnished hereunder as to a Series' management fee for that Series determined in accordance with the appropriate portion of Schedule A attached hereto.

            6. It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser as directors, officers, shareholders or otherwise, that directors, officers, agents and shareholders of the Adviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise, that the Adviser may be interested in the Trust as a shareholder or otherwise, and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Declaration of Trust of the Trust and the Certificate of Incorporation of the Adviser, respectively, or by specific provision of applicable law.

            7. (a) This Agreement will take effect as of 5:01 p.m. on November 18, 2004. This Agreement shall thereafter continue in full force and effect from year to year as to the Series, if its continuance is specifically approved before November 18, 2005 and before November 18 of each subsequent year by vote of a majority of the outstanding shares (as defined in the 1940 Act) of the Series or by the Board of Trustees of the Trust, and in either event by a majority of the Trustees of the Trust who are not parties to the Agreement or interested persons (within the meaning of the 1940 Act) of the Trust or the Adviser, such Trustees voting in person at a meeting called for such purpose; provided, however, that:

                  (b) This Agreement may at any time be terminated as to any Series without the payment of any penalty on 60 days' written notice to the Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Series;

                  (c) This Agreement shall immediately terminate in event of its assignment (as that term is defined in the 1940 Act); and

                  (d) This Agreement may be terminated by the Adviser in its entirety or with respect to one or more than one of the Series on 90 days' written notice to the Trust.

            8. Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed for this purpose that the address of the Adviser shall be c/o CIGNA Corp., 280 Trumbull Street, H16C, Hartford, CT 06103, attn: Investment Law.

            9. Copies of the First Amended and Restated Master Trust Agreement establishing CIGNA Funds Group (the "Trust") are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Investment Advisory Agreement is executed on behalf of the Trust by an officer


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of the Trust as an officer and not individually and that the obligations of or arising out of this Investment Advisory Agreement are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually but are binding only upon the assets and property of the Trust.

            10. INTERIM CONTRACT PROVISIONS. Notwithstanding any other provision of this Agreement:

                  (a) Prior to this Agreement being approved by a vote of a majority of the Series' outstanding voting securities in accordance with the 1940 Act: (i) in no event shall compensation paid to the Adviser with respect to the Series hereunder exceed the amount permitted by Rule 15a-4 under the 1940 Act; (ii) all fees payable to the Adviser hereunder shall be held in an interest-bearing escrow account with the Series' custodian or a bank (the "Escrow Account"); and (iii) this Agreement may be terminated at any time without the payment of any penalty, by vote of the Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Series on 10 days' prior written notice to the Adviser. Funds held in the Escrow Account, including interest earned, shall be paid to the Adviser promptly after approval of this Agreement by the vote of a majority of the Series' outstanding voting securities in accordance with the 1940 Act, provided that such approval is obtained no later than 150 days after the date of this Agreement.

                  (b) If this Agreement is not approved by a vote of a majority of the Series' outstanding voting securities within the time period stated above in (a), (i) this Agreement shall immediately terminate; and (ii) the Adviser shall receive from the Escrow Account the lesser of: (A) the sum of the amount of any costs incurred by the Adviser in performing its duties under this Agreement prior to such termination plus any interest earned on that amount, and
(B) the sum of the amount deposited in the Escrow Account plus any interest earned on that amount.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate as of the day and year first above written.


CIGNA FUNDS GROUP

By:
    -------------------------------
Jeffrey S. Winer
Vice President and Secretary


TIMESSQUARE CAPITAL MANAGEMENT, LLC

By:
    -------------------------------
Grant Babyak
Managing Director and Chief Executive Officer


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For purposes of the last paragraph of section 3 only, the undersigned executes this agreement.


CIGNA Corporation

By:
    -------------------------------
Thomas McCarthy
Vice President


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                                                             SCHEDULE A-l

                  Compensation Schedule for the Series:

                        Small Cap Growth/TimesSquare Fund

                  The Trust shall pay the Adviser as full compensation for all services rendered hereunder, a management fee for the Series by applying the following percentage of the average daily net asset value of the Series for the calendar year, computed in the manner used for the determination of the offering price of Shares of the Series:

                        Small Cap Growth/TimesSquare Fund               1.00

                  The fee accrued as of the end of each month shall be paid no later than the 15th of the following month.

                  In the event that expenses of the Series for any calendar year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any state, whether or not Shares of the Series are qualified for offer and sale in any state, the compensation due the Adviser for such shall be reduced by the amount of such excess by a reduction or refund thereof, and, if necessary, the Adviser shall assume expenses of the Series to the extent required by any such expense limitation, provided, that the Board of Trustees of the Trust may waive any specific expense limitation which, in the judgment of the Board, is more stringent than is imposed by states generally.


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